(EPS)
COLUMBUS McKINNON CORPORATION
COMPUTATION OF EARNINGS PER SHARE
Exhibit 11.1

                                  Three Months Ended         Nine Months Ended
                                ------------------------------------------------
                                 29-Dec-96   31-Dec-95    29-Dec-96   31-Dec-95
                                ------------------------------------------------

Primary and fully diluted:
Weighted average common
    shares outstanding          13,116,000   7,101,000   13,184,000   7,040,000
Weighted average shares issued
    in fiscal 1996 (1)                   0      36,000            0      91,000
Weighted average shares issued
    in fiscal 1996 which can be
    repurchased (2)                      0     (34,000)           0     (83,000)
                                -----------  ----------  -----------  ----------
           Total                13,116,000   7,103,000   13,184,000   7,048,000
                                ===========  ==========  ===========  ==========
Net income applicable to
         common shareholders    $  118,000  $2,754,000  $10,361,000  $8,751,000
Net income per
         common share                 0.01        0.39         0.79        1.24

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(1) Includes shares issued since December 20, 1994 (one year prior to the initial filing of the IPO registration statement) at $12.69 per share which is less than the initial public offering price of $15 deemed outstanding for all periods presented in accordance with Staff Accounting Bulletin No. 83.
(2) Represents the number of shares assumed to be purchased at $14 per share, the IPO mid-point price, with proceeds from the shares issued in 1996.

